Exhibit 5(b)

                        RENEWAL OF MANAGEMENT AGREEMENT

      THIS AGREEMENT, made this 18th day of May, 1998, between Citizens Investment Trust, an open end investment company organized and existing under the laws of the Commonwealth of Massachusetts, (the "Trust") and Citizens Advisers, Inc., a California Corporation (the Adviser").

                                   WITNESSETH

      WHEREAS, there is now in effect a Management Agreement dated May 30, 1995 and restated as of January 19, 1997, to be in effect through May 31, 1998, between the Trust and the Adviser providing the research, portfolio management services and certain administrative services to be furnished to the Trust by the Adviser on certain terms and conditions and subject to certain provision set forth therein; and

      WHEREAS, said Agreement was reapproved by the vote of the holders of a majority of the outstanding shares of the capital stock of the Trust at the Special Meeting of Stockholders held May 18, 1992, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the renewal of such agreement has been approved by the Board of Trustees of the Trust on May 18, 1998; and

      NOW, THEREFORE, such parties agree as follows:

1. The Management Agreement dated May 30, 1995 and restated as of January 19, 1997, is hereby renewed for the additional 12 month period beginning June 1, 1998 and ending at the close of business on May 31, 1999.

2. In all other respects said Management Agreement, as now amended and in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.

3. This Agreement may be executed in several counterparts, each of which shall be original.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.

Citizens Investment Trust           Citizens Advisers, Inc.

By    Azie Taylor Morton            By    Sophia Collier
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      Azie Taylor Morton                  Sophia Collier
      Chair                               President